FOR IMMEDIATE RELEASE                                         Contact:
                                                              Ellen Strahs Fader
                                                              (212) 424-6863


               KATZ MEDIA GROUP, INC. AND KATZ MEDIA CORPORATION
                             ANNOUNCE TENDER OFFER
                 FOR 12 3/4% SENIOR SUBORDINATED NOTES DUE 2002
                                AND REFINANCING
                                 ______________


NEW YORK, NY, November 15, 1996 - Katz Media Group, Inc., (AMEX:KTZ), the only full-service media representation firm in the United States serving all types of broadcast media, and its wholly-owned subsidiary, Katz Media Corporation, announced the commencement on November 14, 1996 of a cash tender offer by Katz Media Corporation for all of its outstanding 12 3/4% Senior Subordinated Notes due 2002 (the "Notes").

     Katz Media Corporation is offering for each $1,000 principal amount of Notes validly tendered in the tender offer and not withdrawn, a cash purchase price equal to the present value of the Notes on the date the Notes are accepted for payment (the "Acceptance Date"). This will be calculated by reference to the yield to maturity of a U.S. Treasury Note due November 15, 1997 (the earliest date the Notes may be redeemed by the Company) plus 100 basis points, plus accrued and unpaid interest, if any, less the $10 cash fee paid for consents validly delivered with the tendered Notes. In connection with the tender offer, Katz Media Corporation is also soliciting consents to amendments to the indenture pursuant to which the Notes were issued for a cash fee of $10 for each $1,000 in principal amount of Notes for which validly delivered and unrevoked consents are received prior to December 12, 1996 (the "Consent Date"). Holders who tender their Notes will be deemed to have delivered their consents. Holders may, however, deliver consents without tendering Notes.

     The tender offer and consent solicitation is part of a proposed refinancing of the Company's outstanding indebtedness, designed to enhance the Company's operating and financial flexibility by increasing the availability of funds for working capital purposes. In addition to the tender offer and consent solicitation, the refinancing involves the replacement of the Company's existing revolving credit agreements with a new credit agreement providing for loans of up to $210 million and a new issuance in a private offering under Rule 144A of the Securities Act of 1933, as amended, of $100 million aggregate principal amount of ten year, fixed rate notes (the "New Notes"). The refinancing will result in an increase in the Company's outstanding long term debt from $194.9 million at September 30, 1996 on a historical basis to approximately $216 million on a pro forma basis at that date. On a pro forma basis at that date, and subject to compliance with certain financial and other conditions, the Company would have had approximately $94 million of availability under its new credit agreement for working capital purposes, including the purchase of representation contracts, potential acquisitions and other general corporate purposes, and the possible repurchase by the Company of its common stock from time to time in the open market. The Company currently expects to complete the refinancing in the fourth quarter of 1996, but there can be no assurance that the refinancing will be consummated or as to its final terms. In connection with the extinguishment of the Notes and the existing credit agreements, the Company expects to record a non-recurring extraordinary charge to earnings of approximately $6.8 million, net of a related tax benefit. The New Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Commenting on the proposed refinancing, Richard Vendig, Senior Vice President, Chief Financial and Administrative Officer, Treasurer stated, "It is our intention with this refinancing to accomplish several goals: First and foremost, we wish to enhance our financial and operational flexibility going forward; Secondly, we wish to lower our cost of capital and eliminate certain restrictive covenants in our current debt instruments which have limited our activities to date. This proposed new capital structure, with its greater flexibility, should be beneficial for both increasing shareholder value and a longer-term view of improving overall company performance."

     The tender offer and the consent solicitation are subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation and the accompanying Consent and Letter of Transmittal, which are being sent to all holders of the Notes. The tender offer and the consent solicitation are currently scheduled to expire at 12:00 midnight, New York City time, on December 12, 1996, unless extended.

     The acceptance for purchase of the Notes in the tender offer is conditioned on, among other things, (i) there having been tendered and not withdrawn on or prior to the expiration date, at least $75,000,000 aggregate principal amount of the Katz Notes, (ii) the receipt of consents from holders of at least a majority of the aggregate outstanding principal amount of the Notes, subject to certain conditions and (iii) the consummation of the other aspects of the refinancing. The Company expects to extend the expiration date of the tender offer (but not the Consent Date) until the consummation of the other aspects of the refinancing.

     Donaldson, Lufkin & Jenrette Securities Corporation will act as the Dealer Manager and American Stock Transfer & Trust Company will act as the Depositary in connection with the tender offer and the consent solicitation.

     Katz Media Group, Inc., headquartered in New York City, is the only full-service media representation firm in the United States, serving multiple types of electronic media, with leading market shares in the representation of radio and television stations, cable television systems and interactive, internet media outlets. The company is exclusively retained by more than 2,000 radio stations, 340 television stations, 1,100 cable television systems with an aggregate of approximately 36.8 million subscribers and a growing number of Internet Web sites and other interactive media providers to sell national advertising time throughout the United States and through its Katz International subsidiary in the United Kingdom. The company's stock is traded on the American Stock Exchange under the ticker symbol "KTZ".

     Additional information about the company can be obtained via the World Wide Web at http://www.katz-media.com.


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